Exhibit 10.28

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 6th day of November, 2008 by and between 1151 MILDRED LLC, a Delaware limited liability company (“Landlord”), and FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease dated as of November 16, 2004 for Premises located at 1151 South Mildred Avenue, Ontario, California, which Lease has been amended, modified or otherwise supplemented by (i) that certain Memorandum of Lease, effective as of November 16, 2004, (ii) that certain ROFR Offer letter dated December 21, 2004, (iii) that certain re-measurement letter agreement dated April 26, 2005, and (iv) that certain Agreement dated July 8, 2005 regarding the Commencement Date of the Lease (collectively, the “Lease”); and

B. Landlord and Tenant now desire to amend the Lease in certain respects, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual undertakings of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The foregoing recitals are hereby affirmed by the parties as true and correct and are incorporated herein as though set forth again at length.

2. Extension of Lease Term. The Term of the Lease shall be extended for a period of seven (7) years, commencing on January 16, 2010 and expiring on January 15, 2017 (such period shall be referred to in this Amendment as the “Extended Term”), subject to Tenant’s renewal rights and unless sooner terminated pursuant to the provisions of the Lease or pursuant to law. The Extended Term shall be part of the Term, and all references in the Lease to the Term shall be considered to mean the Term as extended by this Amendment, and all references in the Lease to the Expiration Date shall be considered to mean January 15, 2017.

3. Expansion of Building Premises. If Tenant is not then occupying the Expansion Premises (as defined below) pursuant to the ROFO set forth in Paragraph 9 hereof, then on April 4, 2010, Landlord shall lease to Tenant and Tenant shall lease from Landlord, the Expansion Premises and the Building Premises shall automatically be expanded by 288,824 square feet to include that portion of the Building depicted on Exhibit “A” attached hereto and made a part hereof (the “Expansion Premises”). The original Building Premises together with the Expansion Premises constitute the entire Building. The commencement of Tenant’s lease of the Expansion Premises shall be expressly conditioned upon the existing tenant ACT (as defined in Paragraph 9) vacating the Expansion Premises and the delivery of the Expansion Premises by Landlord to

Tenant on or before April 4, 2010. Landlord shall take any and all reasonable action required in order to cause delivery of the Expansion Space to Tenant by April 4, 2010, which delivery shall be accomplished by the removal of the demising wall, or provision of access through the demising wall, to allow access to the Expansion Premises. Not later than February 1, 2010, Tenant shall advise Landlord as to whether Landlord should remove the demising wall or provide access through the demising wall; and if Tenant shall not so advise Landlord by February 1, 2010, Tenant shall be deemed to have advised Landlord to remove the demising wall. If ACT has not vacated the Expansion Premises and/or Landlord has not delivered to Tenant the Expansion Premises by April 4, 2010, such failure shall not affect the validity of the Lease or this Amendment, but Tenant’s obligation to pay Rent for the Expansion Premises shall be abated during such delay, and if such delay extends beyond May 4, 2010, Tenant shall be entitled to a Rent credit equal to one (1) day of Base Rent for the Expansion Premises (such Base Rent being based on the Rent calculated for the Expansion Premises) for each day beyond May 4, 2010 until the Expansion Premises are delivered to Tenant pursuant to the terms of this Amendment.

4. Base Rent. Subject to Paragraph 9 below, Base Rent for the Extended Term shall be as follows:

Period	Monthly Base Rent
January 16, 2010 to February 15, 2010	0.00
February 16, 2010 to March 15, 2010	$184,825.58
March 16, 2010 to April 3, 2010	$135,812.38
April 4, 2010 to April 15, 2010	$133,692.00
April 16, 2010 to January 15, 2011	$334,230.00
January 16, 2011 to January 15, 2012	$344,256.90
January 16, 2012 to January 15, 2013	$354,584.60
January 16, 2013 to January 15, 2014	$365,222.13
January 16, 2014 to January 15, 2015	$376,178.79
January 16, 2015 to January 15, 2016	$387,464.15
January 16, 2016 to January 15, 2017	$399,088.09

5. Proportionate Share Increase. Commencing on the date the Expansion Space becomes part of the Premises pursuant to either Paragraph 3 or Paragraph 9 hereof, Tenant’s Proportionate Share shall increase from 66.28% to 100.00%.

6. Parking. In accordance with Section 10 of the Lease, commencing on the date the Expansion Space becomes part of the Premises pursuant to either Paragraph 3 or Paragraph 9 hereof, Tenant shall have exclusive use of all the parking on the Land, and the Parking Area shall include all such parking.

7. Management Fee. Section 3.05(b) of the Lease is hereby amended to provide that commencing on January 16, 2010 the monthly Management Fee shall be equal to TWENTY ONE HUNDREDTHS OF A CENT ($0.0021) per rentable square foot of the Building Premises per month for the Extended Term (which amount equals a monthly Management Fee of $1,800.00 or $21,600.00 per annum).

8. Renewal Options. Article 27 of the Lease shall be deemed deleted and replaced by the following:

“27.01 Renewal Terms. (a) Provided that on the date on which Tenant gives the applicable Renewal Notice (as defined below) (i) Tenant is not in monetary default under this Lease beyond the expiration of any applicable notice and grace periods and (ii) Tenant is not Insolvent (as defined below), Tenant shall have two (2) five (5) year renewal options (each a “Renewal Option”) to extend the Term for a 5-year renewal term (each a “Renewal Term”). The Renewal Term shall commence on the day after the then current expiration date of the Term and shall expire on the fifth (5th) anniversary of such then current expiration date. The Renewal Option shall be exercisable by Tenant by written notice to Landlord (a “Renewal Notice”) given not later than the date (the “Outside Exercise Date”) that is twelve (12) months prior to the then current expiration date of the Term. In the event that Tenant fails to give any Renewal Notice by the Outside Exercise Date relating thereto, then Tenant shall have no further right to extend the Term pursuant to this Article 27. For purposes of this Section 27.01, Tenant shall be deemed to be “Insolvent” on a particular day if (i) on such date there is pending an action pursuant to a petition that was filed by Tenant under the United States Bankruptcy Code, 11 U.S.C. §§ 101 1330, as amended, or any successor thereto, or (ii) on such date there is pending an action pursuant to a petition that was filed at least 90 days prior to such date against Tenant under the United States Bankruptcy Code, 11 U.S.C. §§ 101 1330, as amended, or any successor thereto.

(b) Each Renewal Term shall be upon the same covenants, terms and conditions as in this Lease for the then existing Term, except for the provisions of this Article 27, and the Base Rent applicable during the applicable Renewal Term shall be equal to the greater of (i) the existing Base Rent as of the end of the then current Term, or (ii) ninety-five percent (95%) of the Renewal Term Fair Market Base Rent (as defined in Section 27.01(e) below) applicable to such Renewal Term.

(c) After delivery to Landlord of a Renewal Notice with respect to any Renewal Term, Landlord shall deliver in writing to Tenant no later six (6) months prior to the commencement date of such Renewal Term Landlord’s initial proposal for the Renewal Term Fair Market Base Rent, and Landlord and Tenant shall endeavor to agree upon the Renewal Term Fair Market Base Rent applicable to such Renewal Term. If Landlord and Tenant do not agree upon the Renewal Term Fair Market Base Rent applicable to the Renewal Term in question at least five (5) months prior to the commencement of the applicable Renewal Term, then Landlord shall within thirty (30) days thereafter notify Tenant (the “Rent Notice”) of Landlord’s determination of the Renewal Term Fair Market Base Rent applicable to such Renewal Term (“Landlord’s Determination”), which determination shall be binding on Landlord in the event such Renewal Term Fair Market Base Rent is determined by appraisal pursuant to Exhibit F annexed hereto. Tenant shall notify Landlord (“Tenant’s Notice”), within thirty (30) days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Determination, and if Tenant disputes Landlord’s Determination, Tenant’s Notice shall set forth Tenant’s determination of the Renewal Term Fair Market Base Rent (“Tenant’s Determination”), which determination shall be binding on Tenant in the event such Renewal Term Fair Market Base Rent is determined by appraisal pursuant to Exhibit F annexed hereto. Landlord’s Determination and Tenant’s Determination are each hereinafter referred to as a “Determination” and are collectively hereinafter referred to as the “Determinations”. Alternatively, Tenant shall have the right, within thirty (30) days following receipt of Landlord’s Determination, to rescind Tenant’s Renewal Notice by notice to Landlord, in which event the provisions of this Article 27 shall be of no further force and effect and this Lease shall terminate and expire as otherwise set forth in this Lease. If Tenant fails to give Tenant’s Notice or to rescind Tenant’s Renewal Notice within such thirty (30) day period, then Tenant shall be deemed to have accepted Landlord’s Determination.

(d) Provided Tenant does not rescind Tenant’s Renewal Notice as aforesaid, if Tenant timely disputes Landlord’s Determination, then the Renewal Term Fair Market Base Rent shall be established by appraisal in accordance with the procedures set forth in Exhibit F annexed hereto and made a part hereof. Upon determination of the Renewal Term Fair Market Base Rent, Tenant shall have the right, within thirty (30) days following such determination, to rescind Tenant’s Renewal Notice by notice to Landlord, in which event this Lease shall terminate and expire as otherwise set forth in this Lease, subject however to Tenant’s obligation to pay Rent pursuant to the terms of the next following sentence, if applicable. If, for any reason, the Renewal Term Fair Market Base Rent applicable to the Renewal Term is not finally determined on or prior to the commencement of the Renewal Term, then (i) pending such final determination, Tenant shall initially pay Base Rent for the Renewal Term at the Base Rent rate in effect during the last month of the then current Term, (ii) upon such final determination, the Base Rent for the Renewal Term shall be as provided in subclause (b) above, and (iii) in the event that such final determination results in a Base Rent rate in excess of the rate paid by Tenant during the Renewal Term, a retroactive adjustment in Base Rent shall be made and the appropriate payment shall be made by Tenant to Landlord.

(e) For the purposes of this Lease, the “Renewal Term Fair Market Base Rent” for the Premises applicable to a Renewal Term shall mean the annual amount of rental that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for a lease of the Premises to be executed at the time of determining same and to commence on the commencement of the applicable Renewal Term, based upon other lease transactions made in the Building and other comparable buildings within a three (3) mile radius of the Building, taking into consideration all relevant terms and conditions of such comparable leasing transactions, including, without limitation: (i) location, quality and age of the building, (ii) use and size of the Premises, (iii) length of tenancy in the Building, (iv) extent of leasehold improvement allowances (considering existing improvements), (v) the amount of any abatement of rental or other charges, (vi) parking charges or includes of same in rental, (vii) market real estate brokerage fees for new transactions, (viii) relocation allowances, (ix) refurbishment and repainting allowances, (x) any and all other concessions or inducements, (xi) credit standing and financial stature of Tenant, (xii) any other adjustments (including by way of indexes) to base rental, and (xiii) length of term.

9. Right of First Offer. Landlord and Tenant acknowledge that the Expansion Premises is currently leased to ACT Fulfillment LLC and All Cartage Transportation, Inc. (such tenants, collectively are hereinafter referred to as “ACT” and its lease as the “ACT Lease”). Commencing on the date hereof and expiring on April 4, 2010, Landlord grants to Tenant a one (1) time right of first offer (“ROFO”) to lease all (but not less than all) of the Expansion Premises if the same becomes available prior to April 4, 2010. Landlord shall not lease the Expansion Premises to any other party unless and until Landlord shall have first offered to lease the Expansion Premises to Tenant pursuant to the terms of this Paragraph. Landlord shall offer to lease the Expansion Premises to Tenant by a written notice (“ROFO Offer”) to Tenant within ten (10) business days after the Expansion Premises becomes available. If Tenant desires to lease the Expansion Premises prior to April 4, 2010, Tenant shall give Landlord a written notice of such election (“ROFO Acceptance”) within ten (10) business days of the ROFO Offer. If Tenant does not deliver an ROFO Acceptance within such ten (10) business day period, Tenant shall have no further rights with respect to the Expansion Premises prior to April 4, 2010, and Landlord may then or thereafter lease all or any part of the Expansion Premises to any party or parties on such terms as Landlord may elect, subject to Tenant’s rights in and to the Expansion Premises pursuant to Paragraph 3 hereof. If Tenant delivers an ROFO Acceptance within ten (10) business days of the ROFO Offer, the Expansion Premises shall be added to and become a part of the Premises as of the tenth (10th) business day following the delivery of the ROFO Acceptance, upon and subject to all the same terms as are applicable to the original Premises, except that until April 4, 2010 the rent payable for such Expansion Premises shall be the same as the “Rent” (as defined in the ACT Lease) which ACT would have been paying under the ACT Lease had ACT continued to occupy the Expansion Premises pursuant to ACT’s Lease, and (ii) delivery of the Expansion Premises shall not be deemed accomplished by Landlord until Landlord’s removal of the demising wall, or provision of access through the demising wall, to allow access between the original Building Premises to the Expansion Premises. The Rent payable by Tenant for the Expansion Premises prior to April 4, 2010, as aforesaid, shall be in addition to any other Rent due under the Lease. From and after April 4, 2010, the rent payable for the Premises, including the Expansion Premises, shall be as set forth in the Lease, as amended hereby.

10. Tenant Improvements. The Workletter attached hereto as Exhibit “B” shall be incorporated herein.

11. Reimbursement of Ongoing Tenant Work. In addition to Landlord’s Contribution (as defined on Exhibit “B”), Landlord shall reimburse Tenant up to a maximum amount of $220,000 for the cost of the improvements Tenant is currently constructing at the Premises. Landlord shall reimburse Tenant within ten (10) days after Tenant requests such reimbursement in writing and provides Landlord with paid receipts and lien waivers evidencing Tenant’s payment for such improvements.

12. Brokerage Commission. Landlord and Tenant each represents and warrants to the other that it had no conversations or negotiations with any broker or finder in connection with this Amendment, except for CRESA Partners-West, Inc. (“Broker”). Landlord will pay a commission to Broker in accordance with Landlord’s separate written agreement with Broker. Landlord and Tenant each hereby indemnifies and holds harmless the other from and against any claims for brokerage commissions or finder’s fees (together all related expenses, including, without limitation, reasonable attorneys’ fees) resulting from or arising out of any conversations or negotiations had by it with any other broker or finder in connection with this Amendment.

13. Integration of the Amendment. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment, in all instances, shall control and prevail.

14. Entire Agreement. The Lease, as amended by this Amendment, contains all of the terms, covenants, conditions and agreements between Landlord and Tenant relating to Tenant’s leasing of the Premises. No prior or other agreement or understanding pertaining to such matters shall be valid or of any force or effect.

15. Definitions. Capitalized terms or phrases used and not otherwise expressly defined in this Amendment, shall have the same meanings ascribed to such terms and phrases as are contained in the Lease.

16. No Other Modifications. Except as hereinabove set forth, the Lease, as amended by this Amendment, shall remain unmodified and in full force and effect.

17. Headings. The headings of Sections or Paragraphs set forth herein are for convenience only and do not define, limit, expand, describe or construe the scope or intent of such Sections or Paragraphs.

18. Severability. The invalidity of any provision of the Lease, as amended by this Amendment, shall not impair or affect, in any manner, the validity, enforceability or effect of the rest of the Lease, as amended by this Amendment.

19. Counterparts; Electronic Execution. This Amendment may be executed in one or more counterparts, all of which together shall constitute one instrument. This Amendment may be executed and delivered by facsimile or other electronic means with the same force and effect as if an original had been delivered.

20. Authority. Each party hereby represents and warrants to the other party that this Amendment has been duly authorized, executed and delivered by and on behalf of said party and constitutes the legal, valid and binding agreement of said party in accordance with the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day first set forth above.

LANDLORD:

1151 MILDRED LLC,
a Delaware limited liability company

By:	Alere Property Group LLC,
a Delaware limited liability company,
Its:	Sole Member

	By:	/s/ Daniel L. Webb
Name: Daniel L. Webb
Title: Vice President

TENANT:

FENDER MUSICAL INSTRUMENTS CORPORATION,
a Delaware corporation

By:	/s/ William Mendello
Name: William Mendello
Title: CEO

Exhibit “A”

Depiction of Expansion Premises

Exhibit “A” to First Amendment to Lease

Exhibit “B”

Workletter

(a) Landlord shall supervise, construct and complete the following alterations, additions and improvements in and to the Premises (collectively, the “Additional Tenant Improvements”):

•	Add dock levelers/plates for all dock doors;

•	Add dock shelters for all dock doors;

•	Add fan/light units at all dock doors;

•	Add two (2) additional offices on the dock;

•	Create a single point of entry for employees with supporting millwork and pedestrian traffic controls;

•	Create a secured outside employee area for breaks;

•	Modify/upgrade the existing office space in the in the Expansion Space;

•	Modify/upgrade the office space in the original Building Premises;

•	Add a facility paging system;

•	Create additional restroom and shower facilities; and

•	Remove and/or provide access through the existing demising wall.

Tenant shall have the right, at its sole option and election, to eliminate or reduce any one or more of the Additional Tenant Improvements listed above, and in such event, any unused portion of the Landlord’s Contribution (as defined below) resulting therefrom may be used by Tenant towards Tenant’s handling equipment, racking and conveyor systems or towards the Rent credit set forth in Paragraph (b) below; provided, however, that such Rent credit and offset to Tenant’s handling equipment, racking and conveyor systems does not exceed, in the aggregate, $668,460.00. Tenant shall make any election regarding the Additional Tenant Improvements provided for in the immediately foregoing sentence by written notice to Landlord, which notice shall be given in a timely manner in the context of Landlord’s planning and construction of the Additional Tenant Improvements. In the event that Tenant elects to use any unused portion of the Landlord’s Contribution toward Tenant’s handling equipment, racking and conveyor systems, said portion will not be funded by Landlord any earlier than 90 days prior to the commencement of the Extended Term.

(b) The Additional Tenant Improvements shall be accomplished by Landlord in accordance with good construction practices and all Legal Requirements and Insurance Requirements, and at Tenant’s cost, but subject to use of Landlord’s Contribution (as defined below) therefor up to the maximum amount thereof. If the cost for the Additional Tenant Improvements is estimated to, or does, exceed the amount of the Landlord’s Contribution, the amount of such excess shall be paid by Tenant, and one half (1/2) of the estimated amount of such excess shall be deposited by Tenant with Landlord within five (5) days after the amount of any such estimated or actual excess is known and the remaining one half (1/2) shall be paid by Tenant to Landlord upon completion by Landlord of the Additional Tenant Improvements; provided, however that the amount of the excess cost to be paid by Tenant upon completion of the Additional Tenant Improvements shall not exceed $200,000 and, if necessary, Tenant shall increase the initial deposit as aforesaid in an amount that is sufficient to cause the payment upon

[Exhibit “B” to First Amendment to Lease]

completion to not exceed $200,000. If the cost for the Additional Tenant Improvements is less than the Landlord’s Contribution, the excess amount of the Landlord’s Contribution may, at Tenant’s election, either be used toward Tenant’s handling equipment, racking and conveyor systems or towards the Rent credit as provided below as Tenant may, in its sole discretion, allocate. Tenant shall make the election provided for in the immediately foregoing sentence by written notice to Landlord. At Tenant’s election, any unused portion of Landlord’s Contribution may be credited against the Rent next due from Tenant, provided that in no event shall such Rent credit exceed $668,460.00. “Landlord’s Contribution” shall mean an amount equal to $1,288,750.00 plus the cost of removing and/or providing access through the existing demising wall.

(c) Landlord will retain a general contractor for the construction of the Additional Tenant Improvements which general contractor shall be subject to Tenant’s approval, which approval will not be unreasonably withheld or delayed. The profit, fees and overhead charged by the general contractor will be at market rates. Contracts for performance of the Additional Tenant Improvements will be competitively bid, and Tenant will have reasonable review and approval of the bidding list and of the bids to be accepted. Tenant will respond within five (5) business days after delivery to Tenant of any bidding list and/or bids. Tenant may specify the inclusion of specific subcontractors.

(d) The Additional Tenant Improvements will be designed and completed pursuant to the following process:

(1) Landlord and Tenant shall work in a cooperative, “teamwork” approach to prepare mutually acceptable plans, specifications and working drawings for the Additional Tenant Improvements. Each party shall review and approve, or request modifications to, any plans, specifications and working drawings proposed by the other party for the Additional Tenant Improvements within five (5) business days after such party’s receipt thereof.

(2) Upon completion of plans, specifications and working drawings as required for construction of the Additional Tenant Improvements, Landlord will apply for permits and approvals as required for construction of the Additional Tenant Improvements.

(3) Upon receipt of required permits and approvals Landlord will promptly cause the Additional Tenant Improvements to be completed in accordance with item (b) above.

(4) Landlord shall diligently proceed with the construction of the Additional Tenant Improvements as Tenant has elected to be constructed and shall complete the Additional Tenant Improvements within 60 days after receipt of the applicable construction permit, and with respect to work to be completed in the Expansion Premises, within 60 days after the later of a) receipt of the applicable construction permit; and b) permitted access to the Expansion Premises.

(5) Completion of the Additional Tenant Improvements shall mean and require that the Additional Tenant Improvements are complete in all material respects and Tenant is able to lawfully use the Building Premises in substantially the same manner

[Exhibit “B” to First Amendment to Lease]

Tenant generally used the original Building Premises prior to the construction of the Additional Tenant Improvements.

(6) If for any reason (but subject to the provisions below concerning Tenant Delay (as defined below)) Landlord is unable to complete the Additional Tenant Improvements within the period described is subclause (4) above, such failure shall not affect the validity of the Lease; provided, however, that under such circumstances, Tenant’s obligation to pay Rent with respect to the Expansion Premises (calculated on a square footage basis) shall be abated for a period equal to such delay, but only to the extent that lack of completion of the Additional Tenant Improvements prevents the occupancy and use of the Expansion Premises as described in subclause (5) above.

(e) Any delay in completion of the Additional Tenant Improvements caused by an act or neglect of Tenant, or those acting for or under Tenant, including, without limitation, delay caused in production of plans and specifications, or by changes in plans and specifications, by or on behalf of Tenant and/or approval of plans and specifications by or on behalf of Tenant (each. herein, a “Tenant Delay”), shall constitute a Tenant Delay. Any delay caused by a Tenant Delay shall not cause a deferral in or abatement of Tenant’s obligation to pay Rent in accordance with the Lease and obligation to commence payment of Rent shall occur, and the obligation to pay Rent shall continue, as if the delay caused by the Tenant Delay had not occurred, and, in addition thereto, Tenant shall pay to Landlord all reasonable increased costs or damages incurred by Landlord attributable to Tenant Delays.

(f) Each party shall appoint and maintain a designated individual as its primary contact “Representative” for the design and construction of the Additional Tenant Improvements. Any decision, approval or disapproval by a party’s Representative shall be deemed to be the decision, approval or disapproval of such party. A party may change its Representative, from time to time, by notice to the other party. The initial Representative for Landlord shall be Clark Neuhoff. The initial Representative for Tenant shall be                         .

(g) Tenant, Tenant’s architect, Tenant’s engineers, Tenant’s contractors, Tenant’s representatives, and any agents of Tenant shall have access to the Building at all times during Business Hours on Business Days, and at all other reasonable times upon reasonable prior written or oral notice if accompanied by a representative of Landlord, in order to inspect the Additional Tenant Improvements and monitor the progress thereof. Tenant may have a representative present at the Premises at all times during the performance of the Additional Tenant Improvements.

(h) Landlord shall not charge Tenant for any fee to supervise the construction of the Additional Tenant Improvements.

(i) The Additional Tenant Improvements shall be deemed Alterations under the Lease.

Landlord’s Initial	Tenant’s Initial

[Exhibit “B” to First Amendment to Lease]

EXHIBIT F

Appraisal Procedures

This Lease provides that a Renewal Term Fair Market Base Rent shall be determined by appraisal, and said appraisal shall be conducted in accordance with the following procedures:

(1) Within ten (10) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate broker (an “appraiser”) who (A) is licensed in the State of California, and has a SIOR or CCIM designation, (B) has been actively and continuously engaged in the leasing of industrial/office space in the San Bernardino County, California area during the preceding five-year period, (C) has been the primary broker representing either a landlord or a tenant to a lease covering at least 25,000 square feet of industrial/office space during the most recent three-year period, and (D) has not represented Landlord or Tenant during the preceding five-year period. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the Renewal Term Fair Market Base Rent. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the “30-Day Appraisal Period”) within which to agree upon the Renewal Term Fair Market Base Rent. The appraiser(s) shall be advised that the determination of the Renewal Term Fair Market Base Rent shall be governed by the definitions of same set forth in this Lease and the requirement that each appraiser select the Determination (as between Landlord’s Determination and Tenant’s Determination), which, in his/her opinion, more accurately reflects the Renewal Term Fair Market Base Rent. The Determination selected by the two appraisers as the Renewal Term Fair Market Base Rent shall be binding on Landlord and Tenant.

(2) If the two appraisers appointed by the parties hereto do not concur in such selection as aforesaid within the 30 day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30 day Appraisal Period, to select a third appraiser (the “Third Appraiser”). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the lowest level court of general jurisdiction for the district in which the Building is located select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subparagraph (1) above, and shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

(3) The Third Appraiser shall subscribe and swear to an oath to fairly and impartially choose the Determination which more accurately reflects the Renewal Term Fair Market Base Rent, in accordance herewith. The Third Appraiser shall conduct such hearings as he deems appropriate (or such hearings as either Landlord or Tenant shall request). Within fifteen (15) days after the Third Appraiser has been appointed, the Third Appraiser shall select the Determination (as between Landlord’s Determination and Tenant’s Determination) which, in his/her opinion, more accurately reflects the Renewal Term Fair Market Base Rent, and shall notify Landlord, Tenant and each of the initial arbitrators of such selection in writing. With respect to Tenant’s Renewal Option, provided Tenant does not elect to rescind its Tenant’s Renewal Notice as provided in Article 27, the Renewal Term Fair Market Base Rent set forth in the final Determination selected by the Third Appraiser shall be the final determination of such amounts, which determination shall be conclusive and binding upon both Landlord and Tenant.

(4) Except as otherwise provided in the Lease, each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.